UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 Or 15(d) of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):  February 7, 2008

ACME PACKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33041	04-3526641
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

71 Third Avenue
Burlington, Massachusetts 01803

(Address of principal executive offices) (Zip Code)

(781) 328-4400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 7, 2008, Acme Packet, Inc. (the “Company”) announced that its Chief Financial Officer and Treasurer, Keith Seidman, plans to retire from the Company.  Mr. Seidman will continue to act as the Chief Financial Officer and Treasurer of the Company until such time as a new Chief Financial Officer and Treasurer has been appointed and a successful transition period has been completed.

In connection with Mr. Seidman’s retirement, on February 7, 2008, the Company and Mr. Seidman entered into a Transition/Separation Agreement (the “Agreement”).  The Agreement provides for Mr. Seidman’s continued employment as an at-will employee until the Company has a hired a new Chief Financial Officer and Treasurer.  Mr. Seidman will remain eligible to participate in Company’s FY 2008 Management Bonus Plan on a pro-rated basis.  From the date of Mr. Seidman’s termination through December 31, 2009, Mr. Seidman may be engaged by the Company as a consultant.

Pursuant to the Agreement, Mr. Seidman shall continue to receive all employment benefits, including medical and dental insurance, until six months after his termination of employment.  In addition, as long as Mr. Seidman continues to be engaged by the Company as a consultant, all unvested options to purchase the Company’s common stock held by Mr. Seidman as of February 7, 2008 shall continue to vest through December 31, 2009 pursuant to the terms of the applicable option agreement as if Mr. Seidman remained employed by the Company. All vested options to purchase the Company’s common stock of the Company held by Mr. Seidman and all options to purchase the Company’s common stock that shall vest on or prior to December 31, 2009 shall remain exercisable until March 31, 2010.

A copy of the Agreement is filed as Exhibit 10. 1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits

Exhibit	Description

10.1	Transition/Separation Agreement dated as of February 7, 2008 between Acme Packet, Inc. and Keith Seidman

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 7, 2008

Acme Packet, Inc.

By:	/s/ Keith Seidman
Name: Keith Seidman
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Transition/Separation Agreement dated as of February 7, 2008 between Acme Packet, Inc. and Keith Seidman